Exhibit 99.1

IAC REPORTS Q3 RESULTS

NEW YORK— October 31, 2007—IAC (Nasdaq: IACI) released third quarter 2007 results today, reporting $1.5 billion in revenue, a 7% rate of growth over the prior year, and $173 million in Operating Income Before Amortization, versus $170 million last year. Adjusted EPS was $0.37, compared to $0.35 in the year ago period.

Free cash flow generated during the first nine months of 2007 was $293 million, with $600 million in net cash provided by operating activities. Operating income was $104 million, versus $108 million in the year ago period. GAAP Diluted EPS of $0.24 for the quarter was in line with the prior year period.

IAC repurchased 8 million shares of common stock at an average price of $27.54 between July 31, 2007 and October 26, 2007. Year-to-date, IAC has repurchased 15.6 million shares of common stock for approximately $0.5 billion. IAC has 50.8 million shares remaining in its stock repurchase authorization.

Third quarter revenue was driven by increased year-over-year contributions from the Retailing, Media & Advertising, and Membership & Subscriptions sectors. Retailing revenue grew slightly; however, HSN revenue grew 5%, excluding America’s Store. Transactions sector revenue reflects strong growth at Ticketmaster, offset by a decline at LendingTree, which continues to operate in a difficult home loan market. Syndicated search and Fun Web Products drove strong revenue growth in Media & Advertising. Increased transaction volume and membership at Interval and higher revenue per subscriber at Match benefited Membership & Subscriptions revenue. Operating Income Before Amortization increased primarily due to growth at Ticketmaster, and strong growth at IAC Search & Media, Interval and Match, offset by declines at Retailing and LendingTree.

Commenting on results, IAC Chairman and CEO Barry Diller said, “With the exception of Lending Tree, this was a satisfactory quarter for IAC. Trends at our businesses are good, and particularly so at HSN, where I believe that Mindy Grossman and her team have now become acclimated and are beginning to demonstrate the great retailing smarts that we knew they were capable of.”

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q3 2007	Q3 2006	Growth
Revenue	$1,515.8	$1,411.7	7.4%

Operating Income Before Amortization	$173.5	$170.2	1.9%
Adjusted Net Income	$112.2	$110.1	1.8%
Adjusted EPS	$0.37	$0.35	5.5%

Operating Income	$104.1	$108.0	-3.5%
Net Income	$71.8	$74.9	-4.2%
GAAP Diluted EPS	$0.24	$0.24	-1.0%

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SECTOR RESULTS

Sector results for the quarter were as follows ($ in millions; rounding differences may occur):

	Q3 2007	Q3 2006	Growth
REVENUE
Retailing	$700.4	$686.2	2%
Transactions	402.6	405.9	-1%
Media & Advertising	189.8	135.5	40%
Membership & Subscriptions	220.8	185.1	19%
Emerging Businesses	7.8	0.6	1133%
Other	(5.6)	(1.6)	-245%
Total	$1,515.8	$1,411.7	7%

OPERATING INCOME BEFORE AMORTIZATION
Retailing	$47.2	$57.3	-18%
Transactions	60.3	75.6	-20%
Media & Advertising	27.6	15.9	74%
Membership & Subscriptions	64.4	44.5	45%
Emerging Businesses	(5.1)	(4.5)	-15%
Corporate and other	(20.9)	(18.6)	-13%
Total	$173.5	$170.2	2%

OPERATING INCOME (LOSS)
Retailing	$37.4	$50.3	-26%
Transactions	48.2	62.7	-23%
Media & Advertising	15.4	(2.1)	NM
Membership & Subscriptions	55.6	36.6	52%
Emerging Businesses	(8.1)	(4.7)	-73%
Corporate and other	(44.4)	(34.9)	-27%
Total	$104.1	$108.0	-4%

Please see discussion of financial and operating results beginning on page 3 and reconciliations to the comparable GAAP measures and further segment detail beginning on page 13.

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DISCUSSION OF FINANCIAL AND OPERATING RESULTS

RETAILING

	Q3 2007	Q3 2006	Growth
	$ in millions
Revenue	$700.4	$686.2	2%
Operating Income Before Amortization	$47.2	$57.3	-18%
Operating Income	$37.4	$50.3	-26%

Revenue growth reflects strong gains at Shoebuy and slight growth at catalogs and HSN. Excluding the results of America’s Store, which ceased operations on April 3, 2007, HSN grew revenue 5%. Online sales continued to grow at a double digit rate in the third quarter.

Retailing results reflect a higher overall average price point as a result of a product mix shift, partially offset by lower units shipped. During the quarter, HSN improved sales efficiency across the majority of its product categories. The number and average spend of frequent customers grew and the number of total active customers remained relatively flat. Excluding America’s Store, revenue at HSN reflects a higher average price point and a slight increase in units shipped, partially offset by an increase in return rate. Catalogs revenue growth reflects a higher average price point, partially offset by slightly lower units shipped resulting principally from a planned decrease in circulation at certain catalogs.

Operating Income Before Amortization declined due to lower overall gross margins and increased operating expenses. Gross margins were adversely impacted by higher inventory reserves and increased shipping and handling costs. Operating income for the current period reflects amortization of non-cash marketing of $7.0 million and decreases in amortization of intangibles and non-cash compensation of $3.0 million and $1.2 million, respectively.

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TRANSACTIONS

	Q3 2007	Q3 2006	Growth
	$ in millions
Revenue
Ticketmaster	$301.3	$265.5	13%
LendingTree	63.0	106.0	-41%
Real Estate	13.8	15.9	-13%
ServiceMagic	24.6	18.5	33%
Intra-sector elimination	(0.1)	—	NM
	$402.6	$405.9	-1%
Operating Income Before Amortization
Ticketmaster	$61.9	$57.0	9%
LendingTree	(3.2)	18.8	NM
Real Estate	(3.9)	(6.3)	38%
ServiceMagic	5.4	6.0	-10%
	$60.3	$75.6	-20%
Operating Income (Loss)
Ticketmaster	$54.0	$50.5	7%
LendingTree	(5.6)	15.2	NM
Real Estate	(4.8)	(8.0)	40%
ServiceMagic	4.6	5.1	-9%
	$48.2	$62.7	-23%

Transactions revenue benefited from strong growth at Ticketmaster and ServiceMagic, offset by a decline at LendingTree. Profit declined due to losses at LendingTree and a profit decline at ServiceMagic.

Ticketmaster

Revenue growth was driven by an 11% increase in worldwide ticket sales and 2% higher average revenue per ticket. Domestic revenue increased 5% primarily due to higher average revenue per ticket and increased ticket volume. International revenue grew 36%, or 28% excluding the effects of foreign exchange, due primarily to increased revenue in the United Kingdom and Australia. Profit growth was adversely impacted by higher operating expenses associated with technology improvements and the continued build out of worldwide infrastructure and higher overall royalty rates. Operating income was negatively impacted by an increase in amortization of non-cash compensation of $1.9 million.

LendingTree

Revenue declined primarily due to fewer loans sold into the secondary market, lower revenue per loan sold, and fewer loans closed at the exchange. Revenue from all home loan products declined with home equity declining the fastest, driven by the overall mortgage market deterioration as well as the decline in real estate values. Profits were impacted by an $8.2 million provision for loan losses in the quarter, compared to $2.1 million in Q2 2007 and $0.7 million in Q3 2006. The Q3 2007 provision reflects the increased losses the company is experiencing with respect to loans sold. Profits were also impacted by higher costs per loan sold resulting from lower close rates and stricter underwriting criteria, partially offset by lower marketing expenses. Profits benefited by $13.3 million due to the net impact of a favorable legal settlement and an increase in certain legal reserves, offset by $6.6 million in restructuring costs.

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TRANSACTIONS – continued

Real Estate

Results reflect fewer closings at the builder and broker networks, partially offset by increased closings at the company owned brokerage. Losses decreased due to lower administrative costs resulting in part from the restructuring of the business in the second quarter and lower marketing expenses.

ServiceMagic

ServiceMagic revenue benefited from a 19% increase in customer service requests and a 10% increase in the number of service providers in the network. Profit declines reflect increased operating expenses associated with the expansion of the sales force, increased marketing expenses and the opening of a new call center in Kansas City.

MEDIA & ADVERTISING

	Q3 2007	Q3 2006	Growth
	$ in millions
Revenue	$189.8	$135.5	40%
Operating Income Before Amortization	$27.6	$15.9	74%
Operating Income (Loss)	$15.4	$(2.1)	NM

Media & Advertising results include IAC Search & Media, Citysearch and Evite. IAC Search & Media consists of proprietary properties such as Ask.com and Fun Web Products, and network properties which include syndicated advertising, search results, and toolbars. Both proprietary and network revenue grew during the quarter.

Media & Advertising revenue growth was driven by an increase in queries from syndicated search and increased queries and revenue per query at Fun Web Products. Within IAC Search & Media, network revenue growth outpaced that of proprietary revenue, primarily due to a wider adoption of syndicated search and sponsored listings products. Proprietary revenue grew on the strength of Fun Web Products, while Ask.com revenue grew, due to an increase in revenue per query and queries.

Media & Advertising Operating Income Before Amortization benefited from a reduction in the current year expense of $5.8 million resulting from the capitalization and amortization of costs related to the distribution of toolbars which began on April 1, 2007. These costs had previously been expensed as incurred.

Media & Advertising operating income for the current period also reflects a decrease in amortization of non-cash marketing of $8.6 million, partially offset by an increase in amortization of intangibles of $2.8 million.

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MEMBERSHIP & SUBSCRIPTIONS

	Q3 2007	Q3 2006	Growth
	$ in millions
Revenue
Interval	$98.5	$72.9	35%
Match	89.1	80.2	11%
Entertainment	33.3	32.0	4%
Intra-sector elimination	—	(0.1)	NM
	$220.8	$185.1	19%
Operating Income Before Amortization
Interval	$36.2	$29.1	24%
Match	29.5	19.3	53%
Entertainment	(1.4)	(3.9)	65%
	$64.4	$44.5	45%
Operating Income (Loss)
Interval	$28.4	$22.8	24%
Match	29.3	19.0	54%
Entertainment	(2.1)	(5.2)	61%
	$55.6	$36.6	52%

Membership & Subscriptions revenue benefited from the inclusion of ResortQuest Hawaii (acquired May 31, 2007) and increased transaction volume and membership at Interval, as well as increased average revenue per subscriber at Match.

Interval

Revenue and profit growth were driven by strong transaction revenue, due to 7% growth in transaction volume and higher average fees, and a 6% increase in members reflecting strong new member growth and renewal rates. ResortQuest Hawaii contributed $18.9 million to Interval’s overall revenue in the quarter. Profits grew at a slower rate than revenue due to the inclusion of ResortQuest Hawaii.

Match

Revenue growth was driven by an 11% increase in revenue per subscriber, primarily in North America. International subscribers grew 10% although worldwide subscribers declined 1%. Profits grew faster than revenue due to lower operating costs and a lower cost of acquisition as a percentage of revenue.

Entertainment

Revenue growth reflects increases in paid advertising and continued strength in custom discount and promotion products marketed to corporate clients, partially offset by lower online sales of the core coupon book. Profits benefited from lower marketing expenses.

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OTHER ITEMS

Q3 other income (expense) benefited from a $5.9 million gain in Q3 2007 reflecting an increase in the fair value of the derivative asset received by the Company in connection with the sale of HSE24. Additionally, Q3 other income (expense) benefited from a $2.7 million gain in Q3 2007 as compared to a  $2.7 million loss in Q3 2006, reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

The effective tax rates for continuing operations and adjusted net income in Q3 2007 were 40% and 38%, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state taxes. In addition, continuing operations was unfavorably impacted by interest on tax contingencies. The effective tax rates for continuing operations and adjusted net income in Q3 2006 were 44% and 41%, respectively.  These effective tax rates were higher than the statutory rate of 35% due principally to state taxes. In addition, continuing operations was unfavorably impacted by interest on tax contingencies, partially offset by net adjustments related to the reconciliation of provision accruals to tax returns.

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LIQUIDITY AND CAPITAL RESOURCES

During Q3, IAC repurchased 8 million shares at an average price of $27.54. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of September 30, 2007, IAC had approximately $1.8 billion in cash, restricted cash and marketable securities, $1.0 billion in debt and, excluding $144.0 million in LendingTree Loans debt that is non-recourse to IAC, $955.9 million in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	10/26/07	Dilution at:

Share Price			$27.07	$30.00	$35.00	$40.00	$45.00

Absolute Shares as of 10/26/07	283.4		283.4	283.4	283.4	283.4	283.4

RSUs and Other	10.2		10.3	10.2	10.1	10.0	9.9
Options	12.3	$28.76	1.5	1.7	2.0	2.3	2.5
Warrants	34.6	$27.88	4.9	5.5	7.9	10.4	13.1
Convertible Notes	0.5	$14.82	0.5	0.5	0.5	0.5	0.5

Total Dilution			17.1	17.9	20.4	23.1	25.9
% Dilution			5.7%	5.9%	6.7%	7.5%	8.4%
Total Diluted Shares Outstanding			300.5	301.3	303.9	306.5	309.4

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q3 financial results on Wednesday, October 31, 2007, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The live audiocast is open to the public at www.iac.com/investors.htm.

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OPERATING METRICS

	Q3 2007	Q3 2006	Growth
RETAILING

Retailing (a)
Units shipped (mm)	12.9	13.2	-2%
Gross profit%	37.4%	38.2%
Return rate	18.9%	18.0%
Average price point	$61.01	$58.07	5%
Internet% (b)	32%	27%
HSN total homes - end of period (mm)	89.8	88.6	1%
Catalogs mailed (mm)	85.2	93.5	-9%

TRANSACTIONS

Ticketmaster
Number of tickets sold (mm)	34.4	30.9	11%
Gross value of tickets sold (mm)	$1,899	$1,609	18%

LendingTree
Transmitted QFs (000s) (c)	726.8	1,020.6	-29%
Closings - units (000s) (d)	46.9	68.7	-32%
Closings - dollars ($mm) (d)	$5,697	$8,031	-29%

Real Estate
Closings - units (000s)	2.8	3.4	-17%
Closings - dollars ($mm)	$730	$868	-16%

MEDIA & ADVERTISING

IAC Search & Media Revenue by traffic source
Proprietary	50.1%	59.3%
Network	49.9%	40.7%

MEMBERSHIP & SUBSCRIPTIONS

Interval
Members (000s)	1,949	1,843	6%
Confirmations (000s)	227	213	7%
Share of confirmations online	27%	25%

Match
Paid Subscribers (000s)	1,308.8	1,319.7	-1%

(a)          Retailing includes HSN, Catalogs and Shoebuy for all periods presented.

(b)         Internet demand as a percent of total Retailing demand excluding Liquidations and Services.

(c)          Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)         Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Product sales	$736,036	$717,797	$2,163,343	$2,128,998
Service revenue	779,797	693,872	2,357,565	2,067,701
Net revenue	1,515,833	1,411,669	4,520,908	4,196,699
Cost of sales-product sales (exclusive of depreciation shown separately below)	444,444	429,083	1,322,493	1,276,493
Cost of sales-service revenue (exclusive of depreciation shown separately below)	357,145	278,050	1,035,647	825,933
Gross profit	714,244	704,536	2,162,768	2,094,273

Selling and marketing expense	303,136	294,059	980,805	924,592
General and administrative expense	208,667	190,720	617,611	553,372
Other operating expense	14,820	29,578	73,203	84,421
Amortization of non-cash marketing	13,064	14,629	37,522	32,625
Amortization of intangibles	31,075	29,531	91,685	126,518
Depreciation	39,345	38,058	115,851	114,397
Operating income	104,137	107,961	246,091	258,348

Other income (expense):
Interest income	15,672	16,099	53,539	53,436
Interest expense	(15,446)	(14,759)	(46,061)	(45,590)
Equity in income of unconsolidated affiliates	5,081	8,322	19,564	25,594
Other income	10,769	3,518	18,351	5,979
Total other income, net	16,076	13,180	45,393	39,419

Earnings from continuing operations before income taxes and minority interest	120,213	121,141	291,484	297,767
Income tax provision	(48,160)	(53,314)	(110,300)	(128,042)
Minority interest in losses of consolidated subsidiaries	2,906	30	3,146	701
Earnings from continuing operations	74,959	67,857	184,330	170,426
(Loss) gain on sale of discontinued operations, net of tax	(1,557)	—	33,524	—
(Loss) income from discontinued operations, net of tax	(1,638)	7,088	11,973	5,510
Net earnings available to common shareholders	$71,764	$74,945	$229,827	$175,936

Earnings per share from continuing operations:
Basic earnings per share	$0.26	$0.23	$0.64	$0.55
Diluted earnings per share	$0.25	$0.22	$0.61	$0.53

Net earnings per share available to common shareholders:
Basic earnings per share	$0.25	$0.25	$0.80	$0.57
Diluted earnings per share	$0.24	$0.24	$0.76	$0.54

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IAC CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,378,593	$1,428,140
Restricted cash and cash equivalents	23,990	27,855
Marketable securities	409,698	897,742
Accounts receivable, net	515,830	487,149
Loans held for sale, net	151,964	345,896
Inventories	402,095	325,976
Deferred income taxes	34,120	32,435
Prepaid and other current assets	207,804	412,191
Total current assets	3,124,094	3,957,384

Property, plant and equipment, net	646,412	594,536
Goodwill	6,966,281	6,849,976
Intangible assets, net	1,443,550	1,463,972
Long-term investments	488,029	168,791
Other non-current assets	192,919	154,115
TOTAL ASSETS	$12,861,285	$13,188,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$176,961	$357,679
Accounts payable, trade	256,782	254,508
Accounts payable, client accounts	441,581	304,800
Deferred revenue	162,863	147,120
Income taxes payable	12,563	518,806
Accrued expenses and other current liabilities	604,141	678,268
Total current liabilities	1,654,891	2,261,181

Long-term obligations, net of current maturities	823,391	856,408
Income taxes payable	233,001	—
Other long-term liabilities	116,787	147,317
Deferred income taxes	969,027	1,129,994
Minority interest	32,757	24,881

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	414	410
Class B convertible common stock	32	32
Additional paid-in capital	14,742,545	14,636,478
Retained earnings	971,235	320,711
Accumulated other comprehensive income	85,944	76,505
Treasury stock	(6,768,739)	(6,260,145)
Note receivable from key executive for common stock issuance	—	(4,998)
Total shareholders’ equity	9,031,431	8,768,993
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,861,285	$13,188,774

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IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities attributable to continuing operations:
Net earnings available to common shareholders	$229,827	$175,936
Less: income from discontinued operations, net of tax	(45,497)	(5,510)
Earnings from continuing operations	184,330	170,426
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	207,536	240,915
Non-cash compensation expense	76,299	70,772
Amortization of cable distribution fees	3,659	23,191
Amortization of non-cash marketing	37,522	32,625
Deferred income taxes	838	63,238
Gain on sales of loans held for sale	(126,248)	(170,174)
Equity in income of unconsolidated affiliates, net of dividends	(12,227)	(25,594)
Minority interest in losses of consolidated subsidiaries	(3,146)	(701)
Increase in cable distribution fees	—	(16,875)
Changes in current assets and liabilities:
Accounts receivable	(9,125)	10,098
Origination of loans held for sale	(5,046,315)	(5,956,766)
Proceeds from sales of loans held for sale	5,361,964	6,166,840
Inventories	(86,542)	(79,757)
Prepaid and other current assets	(31,835)	(12,818)
Accounts payable, income taxes payable and other current liabilities	(60,380)	(92,639)
Deferred revenue	15,670	25,410
Funds collected by Ticketmaster on behalf of clients, net	57,180	64,947
Other, net	30,830	30,932
Net cash provided by operating activities attributable to continuing operations	600,010	544,070
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(185,525)	(80,148)
Capital expenditures	(159,496)	(163,851)
Purchases of marketable securities	(720,994)	(529,643)
Proceeds from sales and maturities of marketable securities	1,220,987	1,220,121
Proceeds from sales of long-term investments	109,923	6,560
Increase in long-term investments	(229,887)	(2,443)
Other, net	17,318	(6,270)
Net cash provided by investing activities attributable to continuing operations	52,326	444,326
Cash flows from financing activities attributable to continuing operations:
Borrowings under warehouse lines of credit	4,902,649	5,853,469
Repayments of warehouse lines of credit	(5,097,131)	(5,892,278)
Principal payments on long-term obligations	(20,576)	(11,706)
Purchase of treasury stock	(542,946)	(927,059)
Issuance of common stock, net of withholding taxes	21,944	49,785
Excess tax benefits from stock-based awards	12,532	14,144
Collection of note receivable from key executive for common stock issuance	4,998	—
Other, net	(2,856)	22,035
Net cash used in financing activities attributable to continuing activities	(721,386)	(891,610)
Total cash (used in) provided by continuing operations	(69,050)	96,786
Net cash used in operating activities attributable to discontinued operations	(8,308)	(31,636)
Net cash used in investing activities attributable to discontinued operations	(967)	(6,361)
Net cash used in financing activities attributable to discontinued operations	(694)	(339)
Total cash used in discontinued operations	(9,969)	(38,336)
Effect of exchange rate changes on cash and cash equivalents	29,472	23,327
Net (decrease) increase in cash and cash equivalents	(49,547)	81,777
Cash and cash equivalents at beginning of period	1,428,140	987,080
Cash and cash equivalents at end of period	$1,378,593	$1,068,857

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2007	2006
Net cash provided by operating activities attributable to continuing operations	$600.0	$544.1
Decrease in warehouse lines of credit	(194.5)	(38.8)
Capital expenditures	(159.5)	(163.9)
Tax (refunds) payments related to the sale of VUE interests	(28.5)	11.1
Tax payments related to the sale of PRC	43.6	—
Tax payments related to the sale of HSE24	31.6	—
Free Cash Flow	$292.7	$352.5

For the nine months ended September 30, 2007, consolidated Free Cash Flow decreased by $59.8 million from the prior year period due principally to lower net cash from changes in loans held for sale and warehouse lines of credit, higher cash taxes paid and a decreased contribution from Ticketmaster client cash. Ticketmaster client cash contributed $57.2 million in the current period, versus $64.9 million in the prior year period. Free Cash Flow includes the change in warehouse lines of credit because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments related to the sale of the Company’s interests in VUE, PRC and HSE24 because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Diluted earnings per share	$0.24	$0.24	$0.76	$0.54
GAAP diluted weighted average shares outstanding	298,414	309,214	302,044	324,747
Net earnings available to common shareholders	$71,764	$74,945	$229,827	$175,936
Non-cash compensation expense	25,215	18,092	76,299	70,772
Amortization of non-cash marketing	13,064	14,629	37,522	32,625
Amortization of intangibles	31,075	29,531	91,685	126,518
Net other (income) expense related to the fair value adjustment of derivatives	(2,666)	2,741	(4,383)	2,977
Other income related to fair value adjustment of the derivative created in the sale of HSE24	(5,859)	—	(7,771)	—
Gain on sale of VUE interests and related effects	2,072	3,886	6,155	8,591
Loss (gain) on sale of discontinued operations, net of tax	1,557	—	(33,524)	—
Discontinued operations, net of tax	1,638	(7,088)	(11,973)	(5,510)
Impact of income taxes and minority interest	(25,791)	(26,840)	(77,083)	(92,758)
Interest on convertible notes, net of tax	92	241	311	851
Adjusted Net Income	$112,161	$110,137	$307,065	$320,002

Adjusted EPS weighted average shares outstanding	305,158	316,067	308,402	331,304

Adjusted EPS	$0.37	$0.35	$1.00	$0.97

GAAP Basic weighted average shares outstanding	284,961	296,091	286,507	309,070
Options, warrants and restricted stock, treasury method	12,984	11,823	15,013	14,019
Conversion of convertible preferred and convertible notes (if applicable)	469	1,300	524	1,658
GAAP Diluted weighted average shares outstanding	298,414	309,214	302,044	324,747
Impact of restricted shares and convertible preferred and notes (if applicable), net	6,744	6,853	6,358	6,557
Adjusted EPS shares outstanding	305,158	316,067	308,402	331,304

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$47.2	$(0.1)	$(7.0)	$(2.7)	$37.4
Transactions:
Ticketmaster	61.9	(1.9)	—	(6.1)	54.0
LendingTree	(3.2)	0.4	—	(2.9)	(5.6)
Real Estate	(3.9)	0.2	—	(1.1)	(4.8)
ServiceMagic	5.4	(0.2)	—	(0.6)	4.6
Total Transactions	60.3	(1.4)	—	(10.7)	48.2
Media & Advertising	27.6	—	(6.1)	(6.2)	15.4
Membership & Subscriptions:
Interval	36.2	—	—	(7.9)	28.4
Match	29.5	—	—	(0.2)	29.3
Entertainment	(1.4)	—	—	(0.7)	(2.1)
Total Membership & Subscriptions	64.4	—	—	(8.8)	55.6
Emerging Businesses	(5.1)	(0.2)	—	(2.7)	(8.1)
Corporate and other	(20.9)	(23.5)	—	—	(44.4)
Total	$173.5	$(25.2)	$(13.1)	$(31.1)	$104.1
Other income, net					16.1
Earnings from continuing operations before income taxes and minority interest					120.2
Income tax provision					(48.2)
Minority interest in losses of consolidated subsidiaries					2.9
Earnings from continuing operations					75.0
Loss on sale of discontinued operations, net of tax					(1.6)
Loss from discontinued operations, net of tax					(1.6)
Net earnings available to common shareholders					$71.8

(A) Non-cash compensation expense includes $1.9 million, $2.0 million and $21.3 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation

Retailing	$8.8
Transactions:
Ticketmaster	10.4
LendingTree	2.1
Real Estate	0.3
ServiceMagic	0.7
Total Transactions	13.5
Media & Advertising	7.6
Membership & Subscriptions:
Interval	2.2
Match	2.0
Entertainment	1.3
Total Membership & Subscriptions	5.5
Emerging Businesses	0.5
Corporate and other	3.4
Total Depreciation	$39.3

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the nine months ended September 30, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$125.5	$(0.8)	$(7.4)	$(10.6)	$106.6
Transactions:
Ticketmaster	192.6	(1.9)	—	(19.6)	171.2
LendingTree	1.6	0.2	—	(8.6)	(6.8)
Real Estate	(16.0)	0.1	—	(5.7)	(21.5)
ServiceMagic	18.7	(0.5)	—	(2.2)	16.1
Total Transactions	197.0	(2.0)	—	(36.1)	159.0
Media & Advertising	56.5	—	(22.8)	(18.5)	15.2
Membership & Subscriptions:
Interval	113.5	—	—	(20.5)	93.0
Match	57.5	—	(7.2)	(0.7)	49.6
Entertainment	(27.9)	—	—	(2.1)	(30.0)
Total Membership & Subscriptions	143.1	—	(7.2)	(23.2)	112.7
Emerging Businesses	(4.9)	(0.5)	—	(3.4)	(8.7)
Corporate and other	(65.6)	(73.0)	—	—	(138.6)
Total	$451.6	$(76.3)	$(37.5)	$(91.7)	$246.1
Other income, net					45.4
Earnings from continuing operations before income taxes and minority interest					291.5
Income tax provision					(110.3)
Minority interest in losses of consolidated subsidiaries					3.1
Earnings from continuing operations					184.3
Gain on sale of discontinued operations, net of tax					33.5
Income from discontinued operations, net of tax					12.0
Net earnings available to common shareholders					$229.8

(A) Non-cash compensation expense includes $5.8 million, $6.3 million, $64.1 million and $0.2 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation

Retailing	$26.0
Transactions:
Ticketmaster	30.5
LendingTree	7.0
Real Estate	0.9
ServiceMagic	1.8
Total Transactions	40.1
Media & Advertising	22.9
Membership & Subscriptions:
Interval	6.1
Match	5.5
Entertainment	4.0
Total Membership & Subscriptions	15.6
Emerging Businesses	1.3
Corporate and other	9.8
Total Depreciation	$115.9

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$57.3	$(1.3)	$—	$(5.7)	$50.3
Transactions:
Ticketmaster	57.0	—	—	(6.6)	50.5
LendingTree	18.8	(0.1)	—	(3.5)	15.2
Real Estate	(6.3)	(0.1)	—	(1.7)	(8.0)
ServiceMagic	6.0	(0.2)	—	(0.8)	5.1
Total Transactions	75.6	(0.4)	—	(12.5)	62.7
Media & Advertising	15.9	—	(14.6)	(3.4)	(2.1)
Membership & Subscriptions:
Interval	29.1	—	—	(6.3)	22.8
Match	19.3	—	—	(0.3)	19.0
Entertainment	(3.9)	—	—	(1.3)	(5.2)
Total Membership & Subscriptions	44.5	—	—	(7.8)	36.6
Emerging Businesses	(4.5)	—	—	(0.1)	(4.7)
Corporate and other	(18.6)	(16.4)	—	—	(34.9)
Total	$170.2	$(18.1)	$(14.6)	$(29.5)	$108.0
Other income, net					13.2
Earnings from continuing operations before income taxes and minority interest					121.1
Income tax provision					(53.3)
Minority interest in losses of consolidated subsidiaries					—
Earnings from continuing operations					67.9
Income from discontinued operations, net of tax					7.1
Net earnings available to common shareholders					$74.9

(A) Non-cash compensation expense includes $1.3 million, $1.4 million and $15.4 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation

Retailing	$8.9
Transactions:
Ticketmaster	9.5
LendingTree	2.3
Real Estate	0.7
ServiceMagic	0.5
Total Transactions	13.0
Media & Advertising	6.9
Membership & Subscriptions:
Interval	1.9
Match	2.3
Entertainment	1.5
Total Membership & Subscriptions	5.8
Emerging Businesses	0.5
Corporate and other	3.0
Total Depreciation	$38.1

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the nine months ended September 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Retailing	$176.8	$(3.5)	$—	$(30.5)	$142.9
Transactions:
Ticketmaster	198.8	—	—	(20.5)	178.3
LendingTree	46.5	1.0	—	(13.5)	34.0
Real Estate	(15.9)	0.5	—	(6.2)	(21.6)
ServiceMagic	13.6	(0.5)	—	(2.4)	10.8
Total Transactions	242.9	1.1	—	(42.6)	201.5
Media & Advertising	38.2	—	(29.6)	(28.5)	(19.9)
Membership & Subscriptions:
Interval	94.4	—	—	(18.9)	75.5
Match	42.5	—	(3.0)	(1.9)	37.6
Entertainment	(34.3)	—	—	(3.9)	(38.1)
Total Membership & Subscriptions	102.7	—	(3.0)	(24.6)	75.0
Emerging Businesses	(12.6)	(0.1)	—	(0.3)	(13.1)
Corporate and other	(59.8)	(68.3)	—	—	(128.1)
Total	$488.3	$(70.8)	$(32.6)	$(126.5)	258.3
Other income, net					39.4
Earnings from continuing operations before income taxes and minority interest					297.8
Income tax provision					(128.0)
Minority interest in losses of consolidated subsidiaries					0.7
Earnings from continuing operations					170.4
Income from discontinued operations, net of tax					5.5
Net earnings available to common shareholders					$175.9

(A) Non-cash compensation expense includes $5.4 million, $5.9 million, $59.4 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation

Retailing	$29.0
Transactions:
Ticketmaster	28.6
LendingTree	7.3
Real Estate	1.9
ServiceMagic	1.2
Total Transactions	39.1
Media & Advertising	20.3
Membership & Subscriptions:
Interval	5.9
Match	5.8
Entertainment	4.3
Total Membership & Subscriptions	16.0
Emerging Businesses	1.4
Corporate and other	8.6
Total Depreciation	$114.4

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) income or expense reflecting changes in the fair value of the derivative asset associated with the sale of HSE24, (7) one-time items, and (8) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period). In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse lines of credit due to the close connection that exists with changes in loans held for sale which are included in cash provided by operating activities. In addition, Free Cash Flow excludes tax payments related to the sale of IAC’s interests in VUE, PRC and HSE24 due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis. We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process. Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then. As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures. Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above. Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses. The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the sale of HSE24 is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS. In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the various industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or overall credit markets, a continuing or accelerating slowdown in the domestic housing market, increased credit losses relating to certain underperforming loans sold into the secondary market, effectiveness of hedging activities, changes affecting distribution channels, failure to comply with existing laws, our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services, changes in product delivery costs, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To learn more about IAC please visit http://iac.com

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Andrea Riggs / Stacy Simpson

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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